Exhibit 99.1
August 26, 2010
HealthSpring, Inc.
Senior Secured Credit Facilities
Commitment Letter
HealthSpring, Inc.
9009 Carothers Parkway, Suite 501
Franklin, Tennessee 37067
Attention: Karey L. Witty,
Chief Financial Officer
Ladies and Gentlemen:
HealthSpring, Inc. (the “Borrower” or “you”) has advised J.P. Morgan Securities Inc. (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMCB”), Banc of America Securities LLC (“BAS”), Bank of America, N.A. (“BOA”) and Raymond James Bank, FSB (“RJB”; together with JPMorgan, JPMCB, BAS and BOA, the “Commitment Parties”, “we” or “us”) that you intend to acquire the Target and consummate the other transactions described in the introductory paragraphs of the Summary of Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Term Sheet.
In connection with the foregoing, you have requested that JPMorgan, BAS and RJB agree to structure, arrange and syndicate senior credit facilities as described in the Term Sheet in an aggregate amount of up to $750,000,000 (collectively, the “Credit Facilities”). You have also requested that JPMCB, BOA and RJB commit to provide the Credit Facilities and that JPMCB and BOA agree to serve as the Applicable Agents for the Credit Facilities. “Applicable Agents” means (i) syndication agent (or administrative agent in the event the Credit Agreement Amendment is not effected by the Closing Date) in the case of JPMCB, (ii) administrative agent (or syndication agent in the event the Credit Agreement Amendment is not effected by the Closing Date) in the case of BOA and (iii) co-documentation agent in the case of RJB.
JPMorgan and BAS are pleased to advise you that they are willing to act as joint lead arrangers and joint bookrunners for the Credit Facilities, RJB is pleased to advise you that it is willing to act as co-arranger for the Credit Facilities, JPMCB is pleased to advise you of its commitment to provide 65% of the aggregate principal amount of the Credit Facilities, BOA is pleased to advise you of its commitment to provide 30% of the aggregate principal amount of the Credit Facilities and RJB is pleased to advise you of its commitment to provide 5% of the aggregate principal amount of the Credit Facilities. This Commitment Letter and the Term Sheet set forth the principal terms and conditions on and subject to which JPMCB, BOA and RJB are committing to make available the Credit Facilities.

It is agreed that JPMorgan and BAS will act as joint lead arrangers and joint bookrunners in respect of the Credit Facilities (in such capacities, the “Bookrunners”), that RJB will act as co-arranger in respect of the Credit Facilities (in such capacity, the “Co-Arranger”; together with the Bookrunners, the “Arrangers”) and that JPMCB and BOA will act as the Applicable Agents in respect of the Credit Facilities (it being understood and agreed that JPMorgan will have “left placement” and BAS will have “right placement” in any marketing materials and other documentation used in connection with the Credit Facilities). You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letters referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.
The Bookrunners intend to syndicate the Credit Facilities to a group of lenders (together with JPMCB, BOA and RJB, the “Lenders”) identified by them in consultation with you; provided that notwithstanding the Bookrunners’ right to syndicate the Credit Facilities and receive commitments with respect thereto, unless consented to by you, (i) the Commitment Parties shall not be relieved or novated from their respective obligations hereunder in connection with any syndication or assignment of the commitments until the Closing Date has occurred, and no assignment or novation shall become effective with respect to any portion of the commitment of any Commitment Party in respect of the Credit Facilities until the initial funding of the Credit Facilities on the Closing Date, and (ii) the Commitment Parties shall retain exclusive control over all of their respective voting rights with respect to their respective commitments hereunder, and with respect to consents, modifications, supplements, waivers and amendments in respect hereof, until the Closing Date has occurred. The Bookrunners intend to commence syndication efforts promptly, and you agree actively to assist the Bookrunners in completing a syndication satisfactory to them. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Borrower, (b) direct contact between senior management and advisors of the Borrower, and consistent with the provisions of the Acquisition Agreement, the Target, and the proposed Lenders, (c) as set forth in the next paragraph, assistance from the Borrower and, consistent with the provisions of the Acquisition Agreement, the Target, in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheet, the “Information Materials”) and (d) the hosting, with us and senior management of the Borrower and the Target, of one or more meetings of prospective Lenders.
You will assist the Bookrunners in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested by the Commitment Parties, you also will assist the Bookrunners in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Target, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to the Bookrunners (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.
The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Bookrunners in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocations and funding and closing memoranda), (b) notification of changes in the terms of the Credit Facilities and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

2

The Borrower hereby authorizes the Commitment Parties to distribute drafts of definitive documentation with respect to the Credit Facilities to Private-Siders and Public-Siders.
The parties hereto agree that information and materials may be distributed or sent through electronic means (including IntraLinks, SyndTrak or another electronic workspace) and that the use of such means is expressly authorized hereby.
The Bookrunners will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Bookrunners will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that the Bookrunners are not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Bookrunners shall have no responsibility or liability to the Borrower with respect thereto.
To assist the Bookrunners in their syndication efforts, you agree promptly to prepare and provide to the Bookrunners all information with respect to the Borrower and the Target and their subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as they may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Bookrunners by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that the foregoing representation with respect to Information regarding the Target is made to the knowledge of the Borrower and (b) the Projections that have been or will be made available to the Bookrunners by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Credit Facilities the Bookrunners may use and rely on the Information and Projections without independent verification thereof.
As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay the nonrefundable fees described in the applicable Fee Letters dated the date hereof and delivered herewith (collectively, the “Fee Letters”).

3

Each Commitment Party’s commitments and agreements hereunder are subject to: (a) there not occurring any Borrower Material Adverse Effect; (b) there not occurring any Target Material Adverse Effect and no event shall have occurred or circumstance exist that would reasonably be expected to result in a Target Material Adverse Effect; (c) prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower, the Target or any of their affiliates; (d) the Bookrunners having been afforded a reasonable period of time to syndicate the Credit Facilities, which in no event shall be less than 30 days from the date of commencement of syndication; (e) the closing of the Credit Facilities on or before January 31, 2011; and (f) the other conditions set forth or referred to in the Term Sheet. “Borrower Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, other than as a result of (A) changes after the date hereof in general economic or political conditions or the securities, credit or financial markets in general, (B) general changes or developments after the date hereof in the industry in which the Borrower and its subsidiaries operate, including general changes after the date hereof in law or regulation affecting such industry, (C) the announcement of the Acquisition or the pendency or consummation of the Acquisition, (D) compliance with the terms of, or the taking of any action required by, the Acquisition Agreement, (E) legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by the Acquisition Agreement or this Commitment letter, (F) changes in accounting principles or requirements or the interpretation thereof by any governmental or regulatory body, or (G) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there has been or could reasonably be expected to be a Borrower Material Adverse Effect), except, in the case of the foregoing clauses (A) and (B), to the extent such changes or developments referred to therein have had or could reasonably be expected to have a disproportionate impact on the Borrower and its subsidiaries, taken as a whole, relative to other companies in the industry in which the Borrower and its Subsidiaries operate. “Target Material Adverse Effect” means any effect that is, or is likely to be, materially adverse to the properties, assets and business of the Target and its subsidiaries (collectively, the “Target Business”) taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Target Material Adverse Effect: (i) any failure by the Target to meet internal or other financial estimates or forecasts of revenue, net income or any other measure of financial performance, provided that the underlying cause of such failure may be considered in determining whether there has been or could reasonably be expected to be a Target Material Adverse Effect; or (ii) any adverse effect (including any claim, litigation, reduction in revenues or income, disruption of business relationships or loss of employees) arising from or attributable or relating to (A) the announcement or pendency of any of the transactions contemplated by the Acquisition Agreement, (B) conditions affecting (1) the industry in which the Target or any of its subsidiaries operates or participates or (2) the U.S. economy or financial markets (except that such conditions in clauses “(1)” or “(2)” of this clause “(B)” will be taken into account to the extent they have adversely affected the Target Business disproportionately as compared to other companies in the industry in which the Target and its subsidiaries operate), (C) legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by the Acquisition Agreement, (D) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of the Acquisition Agreement and disclosed in Section 3.16(a) of the disclosure schedule dated as of the date of the Acquisition Agreement delivered by Target to Borrower and complying with the provisions of Section 10.3 of the Acquisition Agreement, (E) the taking of any action reasonably required to cause compliance with the terms of, or the taking of any action required by, the Acquisition Agreement, (F) any breach by Borrower of the Acquisition Agreement or the confidentiality agreement, dated March 19, 2010, between Target and Borrower, so long as the Bookrunners have approved or consented to the action or event giving rise to such breach, (G) the taking of any action by the Borrower or any of the Borrower’s subsidiaries, or the taking of any action approved or consented to in writing by the Borrower, so long as such action is not prohibited by this Commitment Letter or the Bookrunners have approved or consented to the taking of such action or (H) any change in accounting requirements or principles or any change in applicable Laws (as defined in the Acquisition Agreement) or the interpretation of such Laws, provided such change does not disproportionately affect the Target and its subsidiaries as compared to other companies in the industry in which the Target and its subsidiaries operate.

4

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, officers, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the syndication contemplated hereby, the Fee Letters, the Credit Facilities, the use or intended use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from (i) the willful misconduct or gross negligence of such indemnified person or (ii) material breach in bad faith by such indemnified person of its express contractual obligation hereunder pursuant to a claim made by the Borrower, and (b) to reimburse each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letters and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the (i) gross negligence or willful misconduct of such indemnified person or (ii) material breach in bad faith by such indemnified person of its express contractual obligation hereunder pursuant to a claim made by the Borrower. In addition, no indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.
You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that JPMorgan is a full service securities firm and JPMorgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.
Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.
You agree that each of the Commitment Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or any other document or in our communications or activities hereunder will be deemed to create any advisory, fiduciary or agency relationship or any fiduciary or other implied duty between us, on the one hand, and you or your or its subsidiaries, affiliates or stockholders, on the other.

5

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons and is not intended to create any fiduciary or other implied duties among the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letters and the instruments, documents and agreements described or referred to therein or contemplated thereby are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.
This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. The Borrower consents to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheet, the Fee Letters, the transactions contemplated hereby or the performance of services hereunder or thereunder.
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, agents and advisors (who shall be informed of this confidentiality undertaking) and, on a confidential basis, those of the Target, in each case who are directly involved in the consideration of this matter (except that the Fee Letters may not be disclosed to the Target or any of its officers, agents or advisors unless redacted as reasonably required by JPMorgan) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and their terms and substance) after this Commitment Letter has been accepted by you.
Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheet), which information includes names and addresses and other information that will allow such Commitment Party to identify the Borrower and each Guarantor in accordance with the Patriot Act.
The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letters and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

6

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters, together with the amounts agreed upon pursuant to the Fee Letters to be payable upon the acceptance hereof, not later than 6:00 p.m., New York City time, on August 26, 2010. The commitments and agreements of the Commitment Parties will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event the Closing Date does not occur on or before the Expiration Date, then this Commitment Letter and the commitments and agreements of the Commitment Parties hereunder shall automatically terminate; provided that the compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letters shall survive any such termination. “Expiration Date” means the earliest of (i) January 31, 2011, (ii) the closing of the Acquisition without the use of the Credit Facilities, (iii) the termination of the Acquisition Agreement prior to closing of the Acquisition, (iv) you publicly announce your intention not to proceed with the Acquisition or (v) the Acquisition is abandoned.
[Signature Page Follows]

7

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours, J.P. MORGAN SECURITIES INC.
By:	/s/ Matthew C. Bittner
	Name:	Matthew C. Bittner
	Title:	Executive Director

JPMORGAN CHASE BANK, N.A.
By:	/s/ Robert L. Mendoza
	Name:	Robert L. Mendoza
	Title:	Senior Vice President

BANC OF AMERICA SECURITIES LLC
By:	/s/ Ronald B. Caldwell
	Name:	Ronald B. Caldwell
	Title:	Managing Director

BANK OF AMERICA, N.A.
By:	/s/ Suzanne B. Smith
	Name:	Suzanne B. Smith
	Title:	Senior Vice President

RAYMOND JAMES BANK, FSB
By:	/s/ Steven Paley
	Name:	Steven Paley
	Title:	Senior Vice President
Signature Page to
Commitment Letter

Accepted and agreed to as of
August 26, 2010.
HEALTHSPRING, INC.

By:	/s/ Karey L. Witty

	Name:	Karey L. Witty
	Title:	Executive Vice President and Chief Financial Officer
Signature Page to
Commitment Letter

Exhibit A
HEALTHSPRING, INC.

SENIOR SECURED CREDIT FACILITIES
Summary of Terms and Conditions
August 26, 2010

HealthSpring, Inc. (the “Borrower”) intends to acquire (the “Acquisition”) Bravo Health, Inc. (the “Target”), all as previously described to the Commitment Parties. In connection therewith: (a) the Borrower will enter into the Agreement and Plan of Merger, between the Borrower and the Target (together with all exhibits, schedules and disclosure letters thereto, the “Acquisition Agreement”) pursuant to which the Borrower will acquire all of the stock and assets of the Target and its subsidiaries and (b) the Borrower will obtain senior secured credit facilities (the “Credit Facilities”) in an aggregate principal amount of up to $750,000,000 as further described below.
It is intended that the Credit Facilities will be in an aggregate principal amount of up to $750,000,000 (consisting of a $175,000,000 existing revolving credit facility, a $175,000,000 existing term loan A facility, a $150,000,000 new term loan A facility and a $250,000,000 new Term Loan B facility) and that the Borrower shall, on or prior to the Closing Date, enter into an amendment or restatement reasonably satisfactory to the Commitment Parties pursuant to which the Borrower shall have amended the terms of its existing Credit Agreement dated as of February 11, 2010 among the Borrower, certain of its subsidiaries and Bank of America, N.A., as administrative agent (the “Existing Credit Agreement”) in order to provide, inter alia, for the New Term Loan Facilities (as defined below) to be made under the Existing Credit Agreement and for the New Term Loan Facilities to share ratably in the guaranty and collateral security provided under the Credit Facilities (the “Credit Agreement Amendment”) and Bank of America, N.A. as administrative agent shall have consented thereto. In the event the Credit Agreement Amendment is not effected by the Closing Date, the Credit Facilities will be evidenced by new credit facilities in an aggregate principal amount of up to $750,000,000, consisting of a $175,000,000 revolving credit facility, a term loan A facility of up to $325,000,000 and a term loan B facility of up to $250,000,000, subject to the terms of the Fee Letters, and JPMorgan Chase Bank shall act as administrative agent thereunder.
The Acquisition and other transactions described above and in the table set forth on Annex II hereto are collectively referred to herein as the “Transaction”.
Set forth below is a summary of the terms and conditions for the Credit Facilities.

Borrower:	HealthSpring, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	The Credit Facilities (also referred to herein as the “Senior Credit Facilities”) and obligations under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by each existing and future direct and indirect wholly-owned domestic subsidiary of the Borrower (other than HMO Subsidiaries (as defined in the Existing Credit Agreement, which is defined below)) (collectively, the “Guarantors”). All guarantees will be guarantees of payment and not of collection.

Joint Lead Arrangers and Joint Book Runners:	J.P. Morgan Securities Inc. (“JPMorgan”) and Banc of America Securities LLC (“BAS”) will act as joint lead arrangers and joint book runners (the “Bookrunners”).

Co-Arranger:	Raymond James Bank, FSB (“RJB”) will act as co-arranger (the “Co-Arranger”; collectively with the Bookrunners, the “Arrangers”).

Administrative Agent:	Bank of America, N.A. (“Bank of America”) or, in the event the Credit Agreement Amendment is not effected by the Closing Date, JPMorgan Chase Bank, N.A. (“JPMCB”) will act as sole administrative agent (the “Administrative Agent”).

Syndication Agent:	To be determined.

Co-Documentation Agents:	RJB and potentially other institutions.

Lenders:	A syndicate of financial institutions arranged by the Bookrunners, which institutions shall be acceptable to the Borrower, the Arrangers and the Administrative Agent (collectively, the “Lenders”).

Senior Credit Facility:	An aggregate principal amount of up to $750,000,000 will be available through the following facilities:

Multi-Year Revolving Credit Facility: a $175 million revolving credit facility (the “Revolving Credit Facility”) maturing on February 11, 2014, which will include a $25 million sublimit for the issuance of standby letters of credit (each a “Letter of Credit”) and a $25 million sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by the bank acting as Administrative Agent and such other Lenders as the Borrower may appoint, with each such Lender’s consent, from time to time (in such capacity, each a “Fronting Bank”) and Swingline Loans will be made available by the bank acting as Administrative Agent (in such capacity, the “Swingline Lender”), in its discretion, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

Existing Term Loan A Facility: a $175 million term loan facility maturing on February 11, 2015, all of which was drawn on February 11, 2010 (the “Existing Term Loan A Facility”).

New Term Loan A Facility: a $150 million term loan facility maturing on February 11, 2015, all of which will be drawn on the Closing Date (the “New Term Loan A Facility” and collectively with the Existing Term Loan A Facility, the “Term Loan A Facilities”).

New Term Loan B Facility: a $250 million six (6) year term loan facility maturing 6 years from the Closing Date, all of which will be drawn on the Closing Date (the “New Term Loan B Facility” and collectively with the Existing Term Loan A Facility and the New Term Loan A Facility, the “Term Loan Facilities”; and the New Term Loan A Facility and the New Term Loan B Facility being referred to collectively as the “New Term Loan Facilities”).

The Revolving Credit Facility and the Term Loan Facilities are collectively referred to herein as the “Senior Credit Facilities” or “Credit Facilities”.

Accordion Option:	The Borrower shall have the right to increase the amount of the Revolving Credit Facility and/or outstanding term loans subsequent to the Closing Date by an aggregate amount not to exceed $75,000,000; provided that (i) no default or event of default has occurred and is continuing and (ii) the Borrower receives commitments for such increase. The Borrower may offer such increase to (a) existing Lenders and each existing Lender will have the right, but not the obligation, to commit to all or a portion of the proposed increase or (b) third party financial institutions reasonably acceptable to the Administrative Agent and the Borrower.

Swingline Option:	Swingline Loans will be made available, in the discretion of the Swingline Lender, on a same day basis in an aggregate amount not exceeding $25,000,000 and in minimum amounts of $100,000.

Purpose:	The proceeds of the Senior Credit Facilities shall be used (i) solely in the case of the New Term Loan Facilities, to finance the Transactions, (ii) solely in the case of the Revolving Credit Facility and the Existing Term Loan A Facility, for working capital, capital expenditures, permitted acquisitions and other lawful corporate purposes; and (iii) in the event the Credit Agreement Amendment is not effected by the Closing Date, to refinance existing indebtedness under the Existing Credit Agreement.

Closing Date:	Satisfaction of the conditions precedent to the effectiveness of the Senior Credit Facilities, to occur on or before January 31, 2011 (the “Closing Date”).

Interest Rates:	As set forth in Addendum I.

Maturity:	The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on February 11, 2014.

The Term Loan Facilities will be funded on the Closing Date (other than the Existing Term Loan A Facility, which has already been funded) and shall be subject to repayment according to the Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued interest, being due on the maturity dates described above.

Availability/Scheduled Amortization:	Revolving Credit Facility: Loans under the Revolving Credit Facility may be made on a revolving basis up to the full amount of the Revolving Credit Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit.

Term Loan Facilities: The Term Loan Facilities will be subject to quarterly amortization of principal in the amounts set forth below (collectively, the “Scheduled Amortization”):

Year 1 — 10% of original principal amount
Year 2 — 10% of original principal amount
Year 3 — 10% of original principal amount
Year 4 — 15% of original principal amount
Year 5 — Remaining outstanding principal balance

; provided that the Scheduled Amortization in respect of the New Term Loan B Facility will be equal to 1.0% of original principal amount per year and the remaining outstanding principal balance thereof shall be paid in full on the maturity date thereof.

Mandatory Prepayments and Commitment Reductions:	In addition to the amortization set forth above, (a) (i) if the Consolidated Total Leverage Ratio is greater than 1.0 to 1.0, 50% of Excess Cash Flow (to be defined consistent with the Existing Credit Agreement) and (ii) if the Consolidated Total Leverage Ratio is less than 1.0 to 1.0, 0% of Excess Cash Flow, (b) 100% of all net cash proceeds from sales of property and assets of the Borrower and its subsidiaries (excluding sales of inventory in the ordinary course of business and other exceptions consistent with the Existing Credit Agreement), subject to reinvestment provisions consistent with the Existing Credit Agreement, (c) 50% (25% if the Consolidated Total Leverage Ratio as of the end of the preceding fiscal quarter is less than or equal to 1.0 to 1.0) of all net cash proceeds from the issuance of additional equity interests in the Borrower or any of its subsidiaries otherwise permitted under the loan documentation (excluding proceeds from equity issuances used to fund capital expenditures or permitted acquisitions and other exceptions consistent with the Existing Credit Agreement) and (d) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries not otherwise permitted under the loan documentation shall be applied to the prepayment of the Senior Credit Facilities in the following manner: first, ratably to the Term Loan Facilities (and to the principal installments thereof on a pro rata basis) and, second, to the Revolving Credit Facility (without any permanent reduction in the aggregate commitments under the Revolving Credit Facility). Notwithstanding the foregoing, each Lender under the New Term Loan B Facility shall have the right to reject its pro rata share of any such mandatory prepayments, in which case the amounts so rejected may be retained by the Borrower.

Optional Prepayments and Commitment Reductions:	The Borrower may prepay the Senior Credit Facilities in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each such prepayment of any Term Loan Facility shall be applied to the principal installments thereof as designated by the Borrower. The unutilized portion of the commitments under the Senior Credit Facilities may be irrevocably reduced or terminated by the Borrower at any time without penalty.

Security:	The Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions consistent with the Existing Credit Agreement) liens and security interests in all of the following:

(a)   All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (but limited with respect to foreign subsidiaries to a percentage that will not result in adverse tax consequences to the Borrower).

(b) All present and future intercompany debt of the Borrower and each Guarantor.

(c)   All of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned material real estate, material leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash (but excluding real property assets of the Borrower and Guarantors in which the Administrative Agent determines that the benefits of obtaining such collateral are outweighed by the costs or burdens of providing same).

(d) All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Security shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof).

Conditions Precedent to Closing and Initial Borrowings:	The closing and the initial extension of credit under the Senior Credit Facilities will be subject to satisfaction of conditions precedent substantially similar to (and not less favorable to the Borrower than) those in the Existing Credit Agreement, the other conditions set forth in the Commitment Letter and on Annex I hereto and the following:

(i)   The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities satisfactory to the Arrangers, the Administrative Agent and the Lenders (or, in the event the Credit Agreement Amendment is effected by the Closing Date, the requisite lenders under the Existing Credit Agreement). The definitive financing documentation governing the Senior Credit Facilities shall contain the terms and conditions set forth in this Exhibit A (subject to the right of the Bookrunners to exercise the flex provisions under the Arrangers Fee Letter) and in the Commitment Letter and, notwithstanding anything herein or in the Commitment Letter to the contrary, there shall be no conditions to the initial borrowing under the Senior Credit Facilities on the Closing Date other than as set forth in this Exhibit A and those conditions precedent set forth in the Commitment Letter and on Addendum I hereto. The definitive financing documentation governing the Senior Credit Facilities shall contain only those mandatory prepayment requirements, representations and warranties, covenants and events of default expressly set forth in this Exhibit A (subject to the right of the Bookrunners to exercise the flex provisions under the Arrangers Fee Letter), with exceptions for materiality or otherwise and “baskets” to be agreed but in all events substantially similar to (and not less favorable to the Borrower than) the corresponding provisions of the Existing Credit Agreement. Solely for purposes of the initial borrowings under the Senior Credit Facilities, the “no material adverse change” representation shall be revised to refer to the absence of a “Borrower Material Adverse Effect” and a “Target Material Adverse Effect” (in each case, as defined in the Commitment Letter).

(ii)   In the event the Credit Agreement Amendment is not effected by the Closing Date, the Administrative Agent shall have received evidence that the Existing Credit Agreement has been concurrently repaid in full and terminated and acceptable provisions shall have been made for the termination of all liens securing the obligations under the Existing Credit Agreement.

(iii)  All accrued fees and reasonable expenses of the Arrangers, the Administrative Agent and the Lenders (including the reasonable fees and expenses of counsel (including any local counsel) for the Arrangers and the Administrative Agent) shall have been paid.

Conditions Precedent to All Extensions of Credit Subsequent to Initial Borrowings:	Substantially similar to (and not less favorable to the Borrower than) those in the Existing Credit Agreement, including the following: (i) all of the representations and warranties in the loan documentation shall be true and correct as of the date of such extension of credit (other than representations and warranties made as of a specified date, which continue to be true and correct as of such date); and (ii) no event of default under the Senior Credit Facilities or incipient default shall have occurred and be continuing, or would result from such extension of credit.

Representations and Warranties:	Substantially similar to (and not less favorable to the Borrower than) those in the Existing Credit Agreement, limited to the following: (i) organization, requisite power and authority, qualification; (ii) identification of equity interests and ownership and HMO subsidiaries; (iii) due authorization; (iv) no conflict; (v) governmental consents; (vi) binding obligation; (vii) historical financial statements; (viii) projections; (ix) no material adverse change; (x) no adverse proceedings, etc.; (xi) payment of taxes; (xii) ownership of properties; (xiii) environmental matters; (xiv) no defaults; (xv) identification and compliance with material contracts; (xvi) status under Investment Company Act; (xvii) margin stock; (xviii) employee matters; (xix) compliance with employee benefit plans; (xx) insurance matters; (xxi) solvency; (xxii) intellectual property matters; (xxiii) compliance with statutes, etc.; (xxiv) accuracy of disclosure; (xxv) compliance with anti-terrorism laws, Foreign Corrupt Practices Act, etc., and (xxvi) no fraud and abuse.

Covenants:	Substantially similar to (and not less favorable to the Borrower than) those in the Existing Credit Agreement, limited to the following:

(a)   Affirmative Covenants — (i) delivery of financial statements and other reports; (ii) maintenance of existence, licensing; (iii) payment of taxes and claims; (iv) maintenance of properties; (v) maintenance of insurance; (vi) maintenance of books and records, inspections; (vii) compliance with laws; (viii) environmental compliance and disclosure; (ix) identification and guarantee of subsidiaries; (x) pledged assets and collateral; (xi) further assurances; and (xii) use of proceeds (modified to reflect the Transactions).

(b)   Negative Covenants — Restrictions on (i) indebtedness (with exceptions for, among other things, the issuance of the following indebtedness if no default exists and after giving effect to such issuance the Borrower is in pro forma compliance with its financial covenants: (A) senior unsecured indebtedness as long as (x) the pro forma Consolidated Total Leverage Ratio is less than the existing financial covenant requirement minus 0.25 and (y) the amount of availability under the Revolving Credit Facility plus the amount of cash and cash equivalents on the consolidated balance sheet of the Borrower, other than cash held by HMO Subsidiaries (“Minimum Liquidity”) is greater than or equal to $50 million; and (B) unsecured indebtedness subordinated on terms reasonably acceptable to the Administrative Agent); (ii) liens; (iii) negative pledges; (iv) restricted payments; provided that (A) if the Consolidated Total Leverage Ratio, as of the end of the preceding year, is less than 0.50 to 1.0 then no restriction for such year shall apply, (B) if the Consolidated Total Leverage Ratio, as of the end of the preceding year, is greater than or equal to 0.50 to 1.0 but less than 1.0 to 1.0, then restricted payments for such year shall be limited to $150 million plus the Borrower’s share of Excess Cash Flow from the preceding year, and, under certain circumstances, the second preceding fiscal year and (C) if the Consolidated Total Leverage Ratio, as of the end of the preceding year, is greater than or equal to 1.0 to 1.0, then restricted payments for such year shall be limited to $100 million plus the Borrower’s share of Excess Cash Flow from the preceding year and, under certain circumstances, the second preceding fiscal year); (v) subsidiary distributions; (vi) investments; (vii) fundamental changes, disposition of assets, acquisitions (provided that the Borrower may make an acquisition if after giving effect to such acquisition (A) the pro forma Consolidated Total Leverage Ratio is less than the existing financial covenant requirement minus 0.25 and (B) the Minimum Liquidity is greater than or equal to $50 million; (viii) disposal of subsidiary interests; (ix) sales and lease backs; (x) transactions with affiliates; (xi) conduct of business; (xii) amendments or waivers of organizational documents; (xiii) amendments or waivers with respect to subordinated indebtedness; (xiv) changes to fiscal year; (xv) failure to comply with anti-terrorism law, anti-money laundering restrictions; (xvi) providing funds to embargoed persons; and (xvii) capital expenditures (limited in any fiscal year to 1.5% of the consolidated gross revenue of the Borrower generated during the preceding fiscal year, as such amount may be increased, beginning with the fiscal year ending December 31, 2011, by the unused portion for the prior fiscal year but not to exceed $10,000,000).

(c) Financial Covenants:

•     Minimum Consolidated Statutory Net Worth (total admitted assets — total liabilities) for each HMO subsidiary of (i) 10% above the upper limit of the regulatory action level in states that require risk-based capital reporting and (ii) 1.10x the required levels for states that do not require risk-based capital reporting.

•     Maximum Consolidated Total Leverage Ratio (total debt / adjusted EBITDA) of 2.25x, with step-downs to be determined by the Arrangers in consultation with the Borrower and in any event not to exceed 1.75x by June 30, 2012.

The Consolidated Total Leverage Ratio will be calculated on a consolidated basis for each consecutive four fiscal quarter period.

Financial covenants shall be calculated without giving effect to any election by the Borrower or any of its subsidiaries to value any of its indebtedness or liabilities at “fair value” pursuant to Accounting Standards Codification 825-10-25 (formerly referred to as Statement of Financial Accounting Standards 159) or any other accounting standards codification or financial accounting standard having a similar result or effect.

Events of Default:	Substantially similar to (and no less favorable to the Borrower than) those in the Existing Credit Agreement, limited to the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed; (viii) customary ERISA defaults; (ix) actual or contested invalidity or impairment of any loan documentation; (x) change of control; (xi) court ordered dissolution of the Borrower or any Guarantor; (xii) failure of subordinated indebtedness to remain subordinated; (xiii) the occurrence of certain HMO events; (xiv) the exclusion of the Borrower or any of its subsidiaries from participation in any medical reimbursement program to the extent such failure would cause a Material Adverse Effect; and (xv) a criminal indictment of the Borrower that could result in a Material Adverse Effect.

Assignments and Participations:	Revolving Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed) and limitations on assignments to defaulting lenders and impacted lenders, each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5.0 million.

Term Loan Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), and limitations on assignments to defaulting lenders and impacted lenders, each Lender will be permitted to make assignments to other financial institutions in respect of any Term Loan Facility in a minimum amount equal to $2.5 million for the Term Loan A Facilities and $1.0 million for the New Term Loan B Facility.

Consents: The consent of the Borrower (a) will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation) and (b) will be deemed to be given if the Borrower has not responded within five business days of a request for such consent. The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility to an entity that is not a Lender with a commitment in respect of the Revolving Credit Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Fronting Bank and the Swingline Lender will be required for any assignment under the Revolving Credit Facility.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facilities, (ii) the amendment of the voting percentages of the Lenders, (iii) the release of all or substantially all of the collateral securing the Senior Credit Facilities and (iv) the release of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors; (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or scheduled commitment reductions or times for payment and (c) the consent of the Lenders holding more than 50% of the loans and commitments under the applicable Facility shall be required with respect to certain other matters.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Arrangers, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities or the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs, but excluding losses, claims, damages, liabilities and expenses resulting from a breach of contract in bad faith or the gross negligence or willful misconduct of the indemnified parties. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:	State of New York.

Pricing/Fees/ Expenses:	As set forth in Addendum I.

Other:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Counsel to the Bookrunners and the Administrative Agent:	Sidley Austin LLP.

ANNEX I
The availability of the Credit Facilities shall be subject only to the satisfaction of the conditions set forth in the Commitment Letter and Term Sheet and the following conditions. Capitalized terms used but not defined herein have the meanings given in the Commitment Letter and/or Term Sheet.
a) The Transaction shall be consummated in accordance with applicable law and the Acquisition Agreement and concurrently with the initial funding of the Credit Facilities. The sources and uses of funding for the Transaction shall be substantially consistent with the table set forth in the Term Sheet and the terms of such funding sources shall be substantially consistent with the terms hereof or otherwise reasonably satisfactory to the Commitment Parties. No material provision of the Acquisition Agreement and related documentation shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Borrower or the Lenders. Substantially all of the existing indebtedness of the Target and its subsidiaries shall have been repaid on terms satisfactory to the Commitment Parties. The capitalization, structure and equity ownership of the Borrower and its subsidiaries after giving effect to the Transaction shall be reasonably satisfactory to the Commitment Parties in all respects.
b) The Lenders, the Administrative Agent and the Commitment Parties shall have received all fees and invoiced expenses required to be paid on or before the Closing Date.
c) The Borrower, in consultation with the Arrangers, shall have (i) solicited to the reasonable satisfaction of the Commitment Parties, the Credit Agreement Amendment which shall, inter alia, incorporate the New Term Loan A Facility and the New Term Loan B Facility into the Existing Credit Agreement and for the New Term Loan Facilities to share ratably in the guaranty and collateral security provided thereunder, permit the Acquisition, reflect the other changes to the Existing Credit Agreement as described in this Term Sheet (including without limitation the changes to the Consolidated Total Leverage Ratio financial covenant and the increases in the Applicable Margins and other pricing provisions) and (ii) in connection therewith, offered an amendment fee (the “Amendment Fee”) to consenting lenders of not less than 0.25% of such lenders’ commitments and outstanding loans.
d) All governmental and third party approvals necessary in connection with the Transaction, the financing thereof and the continuing operations of the Borrower and its subsidiaries, including the Target and its subsidiaries, shall have been obtained on terms reasonably satisfactory to the Arrangers. There shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect on the Borrower, the Transaction, the financing thereof or any of the other transactions contemplated hereby.
e) The Lenders shall have received (i) audited consolidated financial statements of the Target for the three most recent fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated financial statements of the Target for each fiscal quarter ended after the latest fiscal year referred to in clause (i) above, and at least 45 days prior to the Closing Date, and unaudited consolidated financial statements for the same period of the prior fiscal year, (iii) as soon as available to management, monthly financial data generated by the Target’s internal accounting systems for use by senior management for each month ended after the latest fiscal quarter referred to in clause (ii) above, and (iv) all other financial statements for completed or pending acquisitions that may be required under Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”).
f) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations for the 12-month period ending on such date, in each case adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable, prepared in accordance with Regulation S-X and consistent in all material respects with information previously provided by the Borrower.

1

g) The Consolidated Total Leverage Ratio (after giving effect pro forma effect to the Transaction) on the Closing Date shall not exceed 2.0 to 1.0.
h) The Commitment Parties shall have received projections giving pro forma effect to the Transaction through 2015 and in form and substance satisfactory to the Commitment Parties.
i) All actions necessary (including obtaining lien searches) to establish that the Administrative Agent will have a perfected first priority security interest in the collateral under the Credit Facilities shall have been taken; provided that notwithstanding the foregoing or anything else to the contrary contained in the Commitment Letter or the Term Sheet, to the extent that any collateral (other than the grant and perfection of security interests in (x) the equity interests in domestic subsidiaries held by the Borrower and the Guarantors (including those acquired in the Acquisition), to the extent required under the terms of the Term Sheet, (y) any promissory notes and other evidence of indebtedness held by the Borrower and the Guarantors (including those acquired in the Acquisition), to the extent required under the terms of the Term Sheet, and (z) other assets in which a lien or security interest may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the delivery of such collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but shall be required to be accomplished with reasonable promptness after the Closing Date pursuant to arrangements to be mutually agreed.
j) The Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to the Borrower and (ii) from such special and local counsel as reasonably may be required by the Administrative Agent), certificates (including a chief financial officer’s solvency certificate), documents and other instruments as are customary for transactions of this type or as it may reasonably request.
k) Notwithstanding anything in the Commitment Letter (including the exhibit(s) and annex(es) thereto), the Fee Letters, the definitive documentation for the Credit Facilities or other undertaking(s) concerning the financing of the transactions contemplated hereby to the contrary, (i) the only representations relating to the Borrower and the Target, the accuracy of which shall be a condition to availability of the Credit Facilities on the Closing Date, shall be (A) the representations and warranties made by or with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its relevant subsidiary) has the right to terminate its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the definitive documentation for the Credit Facilities will be such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in the Commitment Letter (including the exhibit(s) and annex(es) thereto) are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet covering, or otherwise relating to, corporate existence, requisite corporate power and authority and qualification, due authorization, execution and delivery and the enforceability of the definitive documentation for the Credit Facilities, margin regulations, the Investment Company Act, no default, compliance with statutes, etc. and the absence of conflicts with laws, charter documents or, to the extent that a conflict therewith could reasonably be expected to result in a Borrower Material Adverse Effect, existing material agreements of the Borrower and its subsidiaries.

2

l) The Credit Facilities shall have received a rating from both Moody’s Investors Service, Inc. (“Moody’s”) of no lower than B1 and Standard & Poor’s Ratings Group (“S&P”) of no lower than B.
m) Since December 31, 2009, no Borrower Material Adverse Effect shall have occurred.
n) There shall not have been any Target Material Adverse Effect and no event shall have occurred or circumstance exist that would reasonably be expected to result in a Target Material Adverse Effect.

3